Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly Held Company

NOTICE TO THE MARKET

Nomination of Judicial Administrator

Oi S.A. – In Judicial Reorganization (the “Company”), informs its shareholders and the market in general that, on July 22, 2016, the 7th Corporate Court of the Judicial District of Rio de Janeiro, which is processing the Company’s judicial reorganization, nominated PricewaterhouseCoopers Assessoria Empresarial Ltda. and the law firm Arnoldo Wald to exercise the function of the judicial administrator of the Company, Telemar Norte Leste S.A. – In Judicial Reorganization, Oi Móvel S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization, Copart 5 Participações S.A. – In Judicial Reorganization, Portugal Telecom International Finance BV – In Judicial Reorganization and Oi Brasil Holdings Coöperatief UA – In Judicial Reorganization.

A copy of the decision by which the Judge made the nomination is available to shareholders of the Company at its headquarters, on its website (www.oi.com.br/ri), on the Brazilian Securities Commission’s IPE System Empresas.Net (www.cvm.gov.br), as well as on the website of the BM&FBovespa (www.bmfbovespa.com.br). A copy of the translated decision will also be sent, as soon as possible, to the U.S. Securities and Exchange Commission on a Form 6-K.

The Company will keep its shareholders and the market informed of any development of the subject matter of this Notice to the Market.

Rio de Janeiro, July 25, 2016.

Oi S.A. – In Judicial Reorganization

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer